Exhibit 23.5

Jones Lang LaSalle Corporate Appraisal and Advisory Limited
6/F Three Pacific Place
1 Queen’s Road East Hong Kong
Tel: +852 2846 5000
Fax: +852 2169 6001
www.joneslanglasalle.com

24 March, 2014

Leju Holdings Limited

15/F Shoudong International Plaza, No. 5 Building, Guanqu Home

Dongcheng District, Beijing 100022

People’s Republic of China

Re: Leju Holdings Limited

Ladies and Gentlemen,

We understand that Leju Holdings Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with initial public offering of ordinary shares, in each case represented by American depositary shares (the “Proposed Offering”).

We hereby consent to the references to our name and the inclusion of data and statements from our studies, research reports, valuation reports and amendments thereto, including but not limited to the Business Equity Valuation Report titled “Valuation Report Considering The Fair Value of 100 Percent Equity Interest In Leju Holdings Limited” issued by us in 24 March 2014 (the “Report”) and any subsequent amendments to the Report, in the Registration Statement and any amendments and supplements thereto, in any other future filings with the SEC by the Company, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed Offering, and in other publicity materials in connection with the Proposed Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of
Jones Lang LaSalle Corporate Appraisal and Advisory Limited

/s/ Simon M.K. Chan

Simon M.K. Chan
Regional Director